Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CDW CORPORATION

*  *  *  *

Adopted in accordance with the provisions

of §242 of the General Corporation Law

of the State of Delaware

*  *  *  *

The undersigned, being an authorized officer of CDW Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on May 25, 2007 under the name VH Holdings, Inc.

SECOND: An Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on October 5, 2007. The Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on October 11, 2007. The Third Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on March 7, 2008. The Fourth Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on August 17, 2010. The Fifth Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on June 13, 2013 (such certificate, as so amended and restated, the “Certificate of Incorporation”).

THIRD: That Section 4 of Article Six of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

Section 4. Election and Term of Office. A nominee for director shall be elected to the Board of Directors at a duly called meeting of the stockholders at which a quorum is present if the votes of shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “for” such nominee’s election exceed the votes of shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “against” such nominee’s election (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that nominee’s election); provided, however, that directors shall be elected by a plurality of the votes cast at any duly called meeting of the stockholders for which (i) the secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Bylaws of the Corporation; and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

If an incumbent director is not elected by a majority of votes cast (unless, pursuant to the immediately preceding paragraph, the director election standard is a plurality), the incumbent director shall promptly tender his or her resignation to the Board of Directors for consideration. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within ninety (90) days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the Nominating and Corporate Governance Committee’s or the Board of Directors’ recommendation or decision, or any deliberations related thereto.

If a director’s resignation is accepted by the Board of Directors pursuant to this Section 4, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Section 5 of this Article Six or may decrease the size of the Board of Directors pursuant to Section 2 of this Article Six. If a director’s resignation is not accepted by the Board of Directors pursuant to this Section 4, such director will continue to serve until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

At each annual meeting of stockholders, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. The term of the initial Class I directors shall expire at the 2014 annual meeting of stockholders, the term of the initial Class II directors shall expire at the 2015 annual meeting of stockholders and the term of the initial Class III shall expire at the 2016 annual meeting of stockholders. If any director who at the time of his or her most recent election or appointment to a term on the Board of Directors was an officer of the Corporation ceases to be an officer of the Corporation during such term as director, such director shall no longer be qualified to be a director and shall immediately cease to be a director without any further action unless otherwise determined by the Board of Directors. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

FOURTH: That the terms and provisions of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation were duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

*  *  *  *  *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set her hand this 19th day of May, 2016.

CDW Corporation,
A Delaware corporation

By:	/s/ Christine A. Leahy
Name: Christine A. Leahy
Title: Corporate Secretary